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                         MINNESOTA SECRETARY OF STATE
                     AMENDMENT OF ARTICLES OF INCORPORATION

BEFORE COMPLETING THIS FORM, PLEASE READ INSTRUCTIONS BELOW.

CORPORATE NAME: (List the name of the company prior to any desired name change)

                               BMC Industries, Inc.
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This amendment is effective on the day it is filed with the Secretary of
State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

The following amendment(s) of articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form 2.)

                                 ARTICLE V

   The attached Exhibit A amends the first paragraph of Article V of the Company's Second Restated Articles of Incorporation in its entirety.

   This amendment has been approved pursuant to MINNESOTA STATUTES CHAPTER 302A OR 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

                                       /s/ Michael P. Hawks
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                                          (Signature of Authorized Person)

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INSTRUCTIONS

1.  Type or print with black ink.
2. A Filing Fee of: $35.00, made payable to the Secretary of State.
3.  Return completed forms to:

           SECRETARY OF STATE
           180 STATE OFFICE BUILDING
           100 CONSTITUTION AVE.
           ST. PAUL, MN 55155-1299


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                                    EXHIBIT A

    The first paragraph of Article V of the Company's Second Restated Articles of Incorporation is amended in its entirety to provide as follows:

    The aggregate number of shares that this Corporation has authority to issue is ninety-nine million five hundred thousand (99,500,000) shares which shall consist of five hundred thousand (500,000) undesignated shares and ninety-nine million (99,000,000) shares of voting common stock. Only the authorization of the Board of Directors is necessary for this Corporation to issue shares and other securities and rights to purchase shares and other securities. All 99,000,000 shares of voting common stock shall have equal rights and preferences. The Board of Directors is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. All stockholders are denied preemptive rights, unless the Board of Directors shall grant preemptive rights to the holders of some or all of the undesignated shares with respect to some or all of the undesignated shares. This Corporation may issue shares of voting common stock to the holders of shares of any class or series of the undesignated shares and it may issue shares of any class or series of the undesignated shares to the holders of shares of voting common stock.

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